                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5 )*


                                 Osteotech, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    688582105
-------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                               Page 1 of 12 Pages

-------------------------------                    -----------------------------
CUSIP NO.     688582105                13G                 Page 2 of 12 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           HealthCare Ventures I, L.P.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER


       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       123,060
       REPORTING
        PERSON              ----------------------------------------------------
          WITH
                             7      SOLE DISPOSITIVE POWER



                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    123,060


--------------------------------------------------------------------------------


   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           123,060
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.6%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.     688582105                13G                 Page 3 of 12 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           HealthCare Partners I, L.P.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER


       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       123,060
       REPORTING
        PERSON              ----------------------------------------------------
          WITH
                             7      SOLE DISPOSITIVE POWER



                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    123,060


--------------------------------------------------------------------------------


   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           123,060
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.6%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.     688582105                13G                 Page 4 of 12 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           James H. Cavanaugh, Ph.D.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER


       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       123,060
       REPORTING
        PERSON              ----------------------------------------------------
          WITH
                             7      SOLE DISPOSITIVE POWER


                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    123,060


--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           123,060
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.6%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.     688582105                13G                 Page 5 of 12 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           Harold R. Werner
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER


       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       123,060
       REPORTING
        PERSON              ----------------------------------------------------
          WITH
                             7      SOLE DISPOSITIVE POWER


                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    123,060


--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           123,060
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.6%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.     688582105                13G                 Page 6 of 12 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           John W. Littlechild
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER


       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       123,060
       REPORTING
        PERSON              ----------------------------------------------------
          WITH
                             7      SOLE DISPOSITIVE POWER


                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    123,060

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           123,060
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.6%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.     688582105                13G                 Page 7 of 12 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           William Crouse
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER


       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       123,060
       REPORTING
        PERSON              ----------------------------------------------------
          WITH
                             7      SOLE DISPOSITIVE POWER


                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    123,060

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           123,060
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.6%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                           Page 8 of 12 Pages

Item 1.

         (a)      Name of Issuer:  Osteotech, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  1151 Shrewsbury Avenue
                  Shrewsbury, New Jersey  07702

Item 2.

         (a)      Name of Person Filing:

                  HealthCare Ventures I, L.P. ("HCV I"), HealthCare Partners I, L.P. ("HCP I"), Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse. See attached Exhibit A which is a copy of their agreement in writing to file this statement on behalf of each of them.1

         (b)      Address of Principal Business Office or, if none, Residence:

                  The business address for HCV I, HCP I, Dr. Cavanaugh and Messrs. Werner and Crouse is Twin Towers at Metro Park, 379 Thornall Street, Edison, New Jersey 08837. The business address for Mr. Littlechild is One Kendall Square, Building 300, Cambridge, Massachusetts 02139.

         (c)      Citizenship:

                  HCV I and HCP I are limited partnerships organized under the laws of the State of Delaware. Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are United States citizens.

         (d)      Title of Class of Securities:

                  Common Stock, $.01 par value ("Shares").

         (e)      CUSIP Number:

                  688582105

--------
1 Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are general partners of HCP I, which is the general partner of HCV I, the record holder of Issuer's securities.

                                                          Page  9  of  12  Pages


Item 3. If this statement is filed pursuant to Rule 13d-1(b), as converted or 13d-2(b), check whether the person filing is a:

                  Inapplicable.

Item 4.           Ownership.

         (a)      Amount Beneficially Owned:

                  As of December 31, 1996: each of HCV I, HCP I, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse beneficially owned 123,060 shares of Issuer's securities, consisting of immediately exercisable warrants to purchase 123,060 shares of Issuer's Common Stock.

         (b)      Percent of Class:

                  As of December 31, 1996: the 123,060 Shares of Issuer's securities beneficially owned by HCV I, HCP I, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse constitute 1.6% of Issuer's Shares outstanding

         (c)      Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote:

                      Inapplicable

               (ii)   shared power to vote or to direct the vote:

                      HCV I, HCP I, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or direct the vote of those Shares owned by HCV I.

              (iii)   sole power to dispose or to direct the disposition of:

                      Inapplicable

               (iv) shared power to dispose of or to direct the disposition of:

                      HCV I, HCP I, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or to direct the disposition of those Shares owned by HCV I.

Item 5.           Ownership of Five Percent or less of a Class:

                  If this statement is being filed in report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the Class of Securities, check the following [X].

                                                         Page  10  of  12  Pages


Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Inapplicable.

Item 7.           Identification and Classification of the Subsidiary
                  Which Acquired the Security Being Reported on by the Parent Holding Company:

                  Inapplicable.

Item 8.           Identification and Classification of Members of the Group:

                  Inapplicable.

Item 9.           Notice of Dissolution of Group:

                  Inapplicable.

Item 10.          Certification:

                  Inapplicable.

                                                         Page  11  of  12  Pages


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997                   HealthCare Ventures I, L.P.,
        Edison, New Jersey                  by its General Partner, HealthCare Partners I, L.P.

                                            By:       /s/ Jeffrey Steinberg
                                                      --------------------------
                                                       Administrative Partner

Dated:  February 13, 1997                   HealthCare Partners I, L.P.
        Edison, New Jersey
                                            By:       /s/ Jeffrey Steinberg
                                                      --------------------------
                                                       Administrative Partner

Dated:  February 13, 1997                   By:       /s/ Jeffrey Steinberg as Attorney-in-Fact
        Edison, New Jersey                            -------------------------
                                                       James H. Cavanaugh, Ph.D.

Dated:  February 13, 1997                   By:       /s/ Jeffrey Steinberg as Attorney-in-Fact
        Edison, New Jersey                            --------------------------
                                                       Harold R. Werner

Dated:  February 13, 1997                   By:       /s/ Jeffrey Steinberg as Attorney-in-Fact
        Cambridge, Massachusetts                      --------------------------
                                                       John W. Littlechild


Dated:  February 13, 1997                   By:       /s/ Jeffrey Steinberg as Attorney-in-Fact
        Edison, New Jersey                            --------------------------
                                                       William Crouse

                                                         Page  12  of  12  Pages

                                    EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G

                  The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Osteotech, Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Dated:  February 13, 1997                   HealthCare Ventures I, L.P.,
        Edison, New Jersey                  by its General Partner, HealthCare Partners I, L.P.

                                            By:       /s/ Jeffrey Steinberg
                                                      --------------------------
                                                        Administrative Partner

Dated:  February 13, 1997                   HealthCare Partners I, L.P.
        Edison, New Jersey
                                            By:       /s/ Jeffrey Steinberg as Attorney-in-Fact
                                                      --------------------------
                                                       Administrative Partner

Dated:  February 13, 1997                   By:       /s/ Jeffrey Steinberg as Attorney-in-Fact
        Edison, New Jersey                            --------------------------
                                                       James H. Cavanaugh, Ph.D.

Dated:  February 13, 1997                   By:       /s/ Jeffrey Steinberg as Attorney-in-Fact
        Edison, New Jersey                            --------------------------
                                                        Harold R. Werner

Dated:  February 13, 1997                   By:       /s/ Jeffrey Steinberg as Attorney-in-Fact
        Cambridge, Massachusetts                      --------------------------
                                                        John W. Littlechild

Dated:  February 13, 1997                   By:       /s/ Jeffrey Steinberg as Attorney-in-Fact
        Edison, New Jersey                            --------------------------
                                                        William Crouse
